UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: February 21, 2018
(Date of earliest event reported)

DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35947	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1048 Industrial Court,
Suwanee, GA 30024
(Address of principal executive offices, including zip code)

(858) 726-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§232.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 21, 2018, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Digirad Corporation (the “Company”), recommended for approval, and the Board approved and adopted the Company's 2018 Executive Incentive Bonus Plan (the “2018 Executive Incentive Plan”).

Base Salary
As part of the adoption of the 2018 Executive Incentive Plan, the Compensation Committee determined to not make any changes at that time to the annual base salaries of the Company's executive officers.

Cash Bonus
Cash bonus payouts for our executive officers, pursuant to the 2018 Executive Incentive Plan, will be based on a percentage of base salary and payable based on the achievement of certain performance targets, as described in further detail below:

	Cash Target Bonus	Target % of Salary

Matthew G. Molchan President and Chief Executive Officer	$224,208	54%
Jeffry R. Keyes Chief Financial Officer	$159,235	48%
Virgil J. Lott President, Diagnostic Imaging	$78,000	30%
Martin B. Shirley President, Digirad Imaging Solutions	$78,000	30%
Michael Debeauvernet General Manager, Mobile Imaging	$68,640	30%

For each executive officer, the amount of total cash bonus payable under the 2018 Executive Incentive Plan will be based on performance above a target measure of consolidated Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for fiscal 2018 (the “Threshold Measure”), subject to other provisions of the 2018 Executive Incentive Plan. Payouts under the 2018 Executive Incentive Plan are calculated and earned when the Company achieves the Threshold Measure. Once the Threshold Measure is met, the cash bonuses are calculated based on EBITDA amounts achieved above the Threshold Measure. No bonuses are paid to executive officers under the 2018 Executive Incentive Plan if the Threshold Measure is not achieved. Each executive officer may earn up to 175% of their target bonus based on achievement relative to the Threshold Measure.
The actual cash bonuses payable (if any) for the achievement of such objectives will be determined by the Compensation Committee, and will be payable upon the completion of the financial audit of the consolidated financial statements, but in any event not later than March 15, 2019, subject to each such executive officer's employment through the date of payment.
The target percentage for each executive officer remained at the current levels established in 2017. The cash bonus targets for our named executive officers, pursuant to the 2018 Executive Incentive Plan, were approved by the Board after being reviewed by the Compensation Committee and recommended for Board approval.

Equity Grants
In connection with the adoption of the 2018 Executive Incentive Plan, the Compensation Committee determined that, as part of a long-term retention mechanism and to incentivize the executive officers to increase the Company’s shareholder value, the following restricted stock units (the “RSUs”) will be awarded effective on February 28, 2018 (the “Grant Date”), to the executive officers listed below. Half of such RSU grants will vest over four years in four equal installments, with each such installment vesting on each anniversary of the Grant Date. The remaining half of such RSU grants will vest over four years in four equal installments, with each such installment vesting on each anniversary of the Grant Date, subject to satisfaction of certain 2018 performance criteria objectives. Each RSU grant will be made pursuant to and subject to the terms of the 2018 Executive Incentive Plan, the Company’s 2014 Equity Incentive Award Plan, and the respective award agreement that sets forth the terms of the grant.

Executive Officer	Restricted Stock Units Granted

Matthew G. Molchan President and Chief Executive Officer	106,195
Jeffry R. Keyes Chief Financial Officer	69,986
Virgil J. Lott President, Diagnostic Imaging	28,000
Martin B. Shirley President, Digirad Imaging Solutions	28,000
Michael Debeauvernet General Manager, Mobile Imaging	18,480

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Jeffry R. Keyes
Jeffry R. Keyes Chief Financial Officer

Date:    February 26, 2018